Exhibit 5.1

August 7, 2026

NANO-X IMAGING LTD.
Ofer Tech Park

94 Shlomo Shmeltzer Road

Petach Tikva

Israel 4970602

Re: Nano-X Imaging Ltd.

Ladies and Gentlemen:

We are acting as Israeli counsel for Nano-X Imaging Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the issuance and sale by the Company of its securities to an investor in a registered direct offering (the “Offering”). In the Offering, the Company is issuing and selling 3,700,000 of its ordinary shares, par value NIS 0.01 per share (“ordinary shares”) (the “closing shares”), along with 4,300,000 pre-funded warrants (the “pre-funded warrants”) to purchase up to 4,300,000 ordinary shares at an exercise price of $0.0001 per underlying ordinary share (the “pre-funded warrant shares”). Each closing share and each pre-funded warrant is being sold together with one ordinary warrant to purchase one ordinary share at an exercise price of $1.15 per underlying share (the “ordinary warrants” and “ordinary warrant shares”, respectively). Based on the price of $1.00 per ordinary share and $0.9999 per pre-funded warrant, and the $8,000,000 aggregate price for the Offering, there are a total of 16,000,000 ordinary shares (the “Offering Shares”) being issued, or that are issuable, pursuant to the Offering, consisting of (i) 3,700,000 closing shares, (ii) 4,300,000 pre-funded warrant shares, and (iii) 8,000,000 ordinary warrant shares.

This opinion letter is rendered pursuant to Items 601(b)(5) and (b)(23) of Regulation S-K promulgated under the Securities Act.

In connection herewith, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the shelf registration statement on Form F-3 (File No. 333-294302), (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on March 13, 2026, as amended by Pre-Effective Amendment No. 1 thereto, filed with the SEC on March 26, 2026, which was declared effective by the SEC on March 30, 2026; (ii) the prospectus supplement, dated August 5, 2026, in respect of the Offering (the “Prospectus Supplement”); (iii) copies of the form of securities purchase agreement being entered into by the Company and the investor, and the forms of pre-funded warrant and ordinary warrant being issued and sold by the Company to the investor, in the Offering; (iv) a copy of the amended and restated articles of association of the Company, as currently in effect (the “Articles”); (v) resolutions of the board of directors of the Company (the “Board”) which relate to the Registration Statement, the Prospectus Supplement, and the other actions to be taken in connection with the Offering; and (vi) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers and representatives of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, confirmed as photostatic copies and the authenticity of the originals of such latter documents.

As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based upon and subject to the foregoing, we are of the opinion that the Offering Shares, consisting of (i) the closing shares, when issued and sold in the Offering, and (ii) the pre-funded warrant shares and ordinary warrant shares, when issued and sold upon payment of the exercise price therefor in accordance with the terms of the pre-funded warrants and ordinary warrants, respectively, in each case as described in the Prospectus Supplement, will be validly issued, fully paid and non-assessable.

Members of our firm are admitted to the Bar in the State of Israel and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as an exhibit to the Registration Statement (as an exhibit to a Report of Foreign Private Issuer on Form 6-K that is incorporated by reference in the Registration Statement) and to the reference to our firm appearing under the captions “Enforcement of Civil Liabilities” and “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder, or Item 509 of Regulation S-K under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the date hereof that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Meitar Law Offices
Meitar Law Offices